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Exhibit 8.1

Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurth.com	Austin Beijing Dallas Dubai Houston London New York Research Triangle Park The Woodlands Washington, DC

                  , 2016

Sanchez Production Partners LP
Sanchez Production Partners GP LLC
1000 Main Street, Suite 3000
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as special counsel to Sanchez Production Partners LP, a Delaware limited partnership (the "Partnership"), in connection with the preparation of a registration statement on Form S-1 (the "Registration Statement"), filed with the Securities Exchange Commission on or around the date hereof, relating to the registration of the offering and sale (the "Offering") of common units representing limited partner interests in the Partnership (the "Common Units").

        In connection therewith, we have participated in the preparation of the discussion set forth under the caption, "Material Tax Considerations," in the Registration Statement (the "Discussion"). The statements in the Discussion, insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitute our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

        This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the effective date of the Registration Statement, and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

        Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of the Partnership and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the rules and regulations of the SEC relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours,

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  Exhibit 8.1